Exhibit 99.1

Amedisys Completes Acquisition of Home Health

and Hospice Assets From VNA

BATON ROUGE, La., July 7, 2021 – (GLOBE NEWSWIRE) – Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice, and personal care, has closed on its Asset Purchase with Visiting Nurse Association (VNA), a 125-year-old nonprofit, that allows Amedisys to conduct home health and hospice operations in Omaha, Neb. and Council Bluffs, Iowa. Under the terms of the agreement, home health and hospice services will be provided by Amedisys Home Health and AseraCare Hospice, an Amedisys Company.

“By continuing the exceptional VNA home health and hospice care legacy, Amedisys will provide additional scale and resources that will expand our ability to care for more patients and extend health care at home services to more communities across Nebraska and Iowa,” said Amedisys President and Chief Operations Officer Chris Gerard. “Amedisys is proud to expand its presence in Omaha’s and Council Bluffs’ healthcare communities and honored to continue and build on VNA’s century of remarkable hospice and home health in the years to come.”

VNA will continue to provide essential programs and services in Omaha and western Iowa, including homeless shelter nursing services, parenting support, physician-ordered mother and child services, flu and immunization services, school health programs, and infusion pharmacy.

“As VNA reflects on its mission and long history, it has become clear that we should return to our original focus – to serve those in the community who may not have the resources,” said Visiting Nurse Association President and CEO James Summerfelt. “This was our original mission, and there is still tremendous need in our community. We want to ensure that the needs of marginalized individuals and families can be met with expertise and compassion well into the future.”

About Visiting Nurse Association

For 125 years, Visiting Nurse Association (VNA) has provided valued expertise, comforting perspective, innovative leadership, and industry-leading solutions around the health issues of the day in the communities we serve. Our team of more than 400 compassionate healthcare professionals is dedicated to shaping tomorrow’s care, today, by providing the highest quality care to individuals at home and across the community – no matter their age, station in life or available resources. To learn more about VNA’s unique commitment to fostering a healthy, thriving community, and the services available to meet each client’s ever-changing needs, visit vnatoday.org or call 402-930-4000.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,900 hospitals and 78,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 21,000 employees in 514 care centers within 39 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 418,000 patients and clients in need every year. For more information about the company, please visit: www.amedisys.com.

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, our ability to keep our patients and employees safe, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, widespread protest or civil unrest, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of acquisitions, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking, and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions, or circumstances upon which any forward-looking statement may be based, except as required by law.

Amedisys Media Contact:	Amedisys Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

VNA Contacts:

James (Jamie) Summerfelt President & CEO 402- 930-4016 jsummerfelt@vnatoday.org	Carole Patrick, PhD Vice President of Development Communications 712-310-7101 cpatrick@vnatoday.org

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